Exhibit 5.2

CONSENT OF PORTFOLIO CONSULTANT

To the Sponsor, Trustee and Holders

Equity Focus Trusts—Trilogy Global Advisors Baby Boom Economy Portfolio, 2006 Series A and Trilogy Global Advisors Global Communications Portfolio, 2006 Series A (the “Trusts”)

We hereby consent to the use of our name “Trilogy Global Advisors” and references to our firm in the Prospectus for the Trusts.

TRILOGY GLOBAL ADVISORS, LLC

/S/    JOHN MYKLUSCH

New York, New York

April 10, 2006